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                                                                    EXHIBIT 99.1

                                    PROXYMED
              Third Quarter 2002 Financial Results Conference Call
                                October 24, 2002
                                 10:00 a.m. EDT

Chairperson:  Michael K. Hoover, Chairman and Chief Executive Officer


Judd Schmid

       Thank you, Operator. Good morning everyone. Thank you for joining us for ProxyMed's conference call to discuss the company's results for the third quarter of 2002. I am Judd Schmid, ProxyMed's Chief Financial Officer. Before we begin our discussion, let me take a minute to reference the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. "This conference call contains forward-looking statements that reflect the Company's current assumptions and expectations regarding future events. While these statements reflect the Company's current judgment, they are subject to risks and uncertainties. Actual results may differ significantly from projected results due to a number of factors, including, but not limited to the soundness of our business strategies relative to the perceived market opportunities; our ability to successfully identify and integrate acquisition candidates; our ability to successfully develop, market, sell, cross-sell, install and upgrade our clinical and financial transaction services and applications to current and new physicians, payers, medical laboratories and pharmacies; our ability to consummate and integrate any acquisitions successfully; our ability to compete effectively on price and support services; our assessment of the healthcare industry's need, desire and ability to become technology efficient; and our ability and that of our business associates to comply with various government rules regarding healthcare and patient privacy. These and other risk factors are more fully discussed in the Risk Factor disclosure in our Form 10-K for the year ended December 31, 2001 and our other filings with the Securities and Exchange Commission, which we strongly urge you to read. ProxyMed expressly disclaims any intent or obligation to update any forward-looking statements. When used, the words "believes," "estimated," "expects," "anticipates," "may" and similar expressions are intended to identify forward-looking statements."

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       Leading today's conference call is Mike Hoover, ProxyMed's Chairman and
CEO, and providing an operational summary will be Nancy Ham, our President. Now I would like to turn the call over to Mike.

Michael Hoover

       Good morning everyone, and welcome to ProxyMed's third quarter earnings conference call. I am pleased to report that we had another quarter of improved results on both an operational basis and at the bottom line. On a consolidated basis we delivered revenue of $12.9 million and EBITDA of $1.1 million. This is the first time in the company's history that we have exceeded the million-dollar mark for EBITDA, and we also set a record for EBITDA margin at over 8%. This positive result came primarily from our Transaction Services division getting back on track with increased revenues, increased EBITDA and transaction growth contributing to our success. In addition, Transaction Services had a record-breaking quarter for signing new contracts, both at the physician and partner level. We start the fourth quarter with a very large backlog - perhaps the largest in our history - and with the new sales pipeline continuing to build on this record success. We also completed two acquisitions in this division during the quarter. In summary, we had a good quarter operationally, but perhaps more importantly, we laid a lot of important groundwork that will pay off in the fourth quarter. Some of these sales wins did come later, in fact much later, than we had originally forecast, but they are in the door now and we are well positioned to support our accelerating growth in Q4 and beyond.

       With no further delay, let me turn it over to Judd and Nancy to discuss and review our third quarter results and the foundation for the fourth quarter.

Judd Schmid

       As Mike pointed out, we again had a successful quarter including the reporting of EPS of $0.11, meeting our analysts' consensus. However, our results included a favorable settlement of a contract dispute which added $265,000 to net income, or $0.04 cents per share. As a result, we generated $0.07 per share on an operational basis,

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an improvement over last quarter and a significant increase from the loss reported in last year's third quarter.

       Turning now to our detailed results, ProxyMed is reporting quarterly revenues of $12.9 million, (up 8% over the same period a year ago), EBITDA profits of $1.1 million (an increase of 42% over that same quarter), and net income of $724,000 or $0.11 per share (compared to a net loss of $4.3 million or $1.85 loss per share last year). Our revenue increase came from our Healthcare Transaction Services segment, where revenues increased 21% from $4.7 million last year to $5.7 million this year. Included in these revenues is approximately $323,000 of new revenues from our recent acquisitions of MDIP (in August) and the customers acquired from Claimsnet.com (in mid-September).

       On a sequential basis, our overall revenue was up 2% over the second quarter. Healthcare Transaction Services revenues led the way, increasing its revenue by 8% on a sequential basis.

       The year-over-year revenue increase in Healthcare Transaction Services was led by a 24% increase in total transactions processed over the third quarter of 2001, as we processed a total of 29.2 million clinical and financial transactions through ProxyNet, our secure, national healthcare information network. Since transactions are a key driver of our business, we have increased the amount of information provided in our earnings press release issued last night. We hope this will provide more visibility to our analysts and to the public. In today's market environment, more disclosure is certainly better.

       Let me take a minute to explain these new metrics we reported, and will be reporting going forward. We have broken total transactions down into three categories: "core" transactions (which include all transactions except for encounters and transactions acquired in the current quarter), "acquired" transactions (those from our current acquisitions), and "encounters". As we've noted in the past, we are only able to report on acquisitions in the quarter they happen since we pursue rapid integration, but we hope you will still find the initial information useful.

       With regards to encounters, they are an administrative reporting transaction for payers but do not generate revenue for the provider who must submit them. Accordingly, rather than submitting on a daily or weekly basis, most providers choose to periodically "catch up" on their submissions, and this creates monthly and quarterly swings in both the number of encounters we process, and what percentage of our transaction mix they represent. Since encounters are at a significantly lower price point than claims, these swings make it difficult to easily analyze our

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quarter-over-quarter growth in our core business. In addition, we do not expect our encounter volume to grow on an annual basis, as payers are not expanding the capitated service model underpinning encounters. Therefore, we believe that breaking out encounters will show more clearly our growth in core transactions, which are the growth engine for Transaction Services.

         As you saw in the press release, included in the current quarter's total transactions of 29.2 million transactions are 22 million core transactions, 6 million encounters and 1.2 million acquired financial transactions. "Peeling the onion" then, our core transaction growth is up 32% from last year. Sequentially, core transactions are up 4% since last quarter. And just to clarify, since we get many questions on internal growth vs. growth from acquisitions, our overall transaction increase was 5.6 million total transaction, or 24%, from Q3 2001 to Q3 2002. Of this increase, only 1.2 million, or 22%, was related to acquisitions, while 4.4 million, or 78%, was due to internal growth. As a result, we are currently on an annualized run rate of almost 119 million total transactions.

         On the expense side, as we continue to monitor and control our SG&A expenses, we were able to decrease our consolidated SG&A expenses by $50,000, even after additional expenses from our acquisitions. As a percentage of revenues our SG&A expenses dropped from 47.1% to 45.8% from last quarter.

         EBITDA dollars continued to increase and we reported an EBITDA profit of $1,068,000 for the quarter, an increase of 42% from last year's EBITDA of $754,000, and a 19% increase over last quarter's EBITDA of $901,000. We remain confident in achieving expanding EBITDA margins on an annual basis and our consolidated EBITDA margin for the quarter was 8.3%, up from 7.1% last quarter.

         With our allocation of purchase prices completed, amortization expense related to our 2002 acquisitions of KenCom, MDIP and Claimsnet.com totaled $140,000 for the quarter and is expected to run approximately $146,000 per quarter going forward.

         Also below the EBITDA line, as noted previously, we favorably settled a contract dispute in our Lab Communications business unit, for $265,000, net of legal expenses.

         As a result of the above, net income for the third quarter increased to $724,000 from a loss of $4.3 million last year and net income of $446,000 last quarter.

         Just a couple of comments now on the balance sheet and capital structure. We continue to be in a great financial position, with cash of $24 million, strong working capital led by our

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Accounts Receivable DSO of 42 days and no debt. We've also lowered our inventory levels as we've improved our ordering methodologies. During the quarter, we spent $533,000 in capital expenditures primarily for upgrades and enhancements to our customer relationship software, for HIPAA compliance, and for our data center consolidation efforts. We also added to the balance sheet $76,000 in capitalized software development related to our production network enhancements and other projects. We will continue to capitalize appropriate development expenses and expect the rate of capitalization to increase slightly for the balance of the year. As a result, our consolidated capitalized software development is expected to be between 14% and 17% of our total research and development costs for all of 2002, up slightly from our last quarter's estimate of 10% to 15%.

         Our capital structure remains virtually unchanged from last quarter. Our Compensation Committee did approve the issuance of 138,500 options across the company during the quarter, including 103,000 options to executive management. As a result, our current capital structure, is as follows: 6,742,000 million shares outstanding; 20,000 underlying common shares for our preferred stock; 730,000 warrants; and 1,070,000 stock options all totaling 8.6 million fully-diluted shares.

Nancy Ham:

         So far in this call we have talked mainly about our third quarter results. We were able to meet our bottom line EPS consensus of $0.11, but as Judd discussed, we were behind at the operating line. I'm going to focus now on what happened in third quarter that contributed to this, but perhaps more importantly, I'm going to walk through some of our outlook for the fourth quarter in some detail so that we give you maximum visibility into the sources of increased transactions, revenue and EBITDA.

         Let's start by discussing Transaction Services, which includes our payer services and prescription services divisions, and our performance in Q3. On the physician side of our network, we added 2,900 physicians during the quarter, handily beating our previous quarterly total of 1,815. These new physicians signed up for over 6,400 services, or 2.2 services per physician. I would like to congratulate the entire sales team on a terrific job! Our

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implementation team is now hard at work converting those physicians into revenue producers for Q4 and beyond.

         In addition to this direct customer expansion, we added 17 new Electronic Commerce Partners, representing almost 9,500 indirect physicians in multiple markets and bringing our total of active partners to 175. We ended the quarter with direct relationships with over 70,000 physicians and indirect relationships with another 56,000.

         Turning now to payers, in addition to Aetna, we signed up another 4 new payers in the quarter. Combined with payers from our MDIP acquisition, this brings our total of direct payer connections to 394. Although we have been very successful at signing new payers, for the next 12 months or so, we will be shifting our payer sales focus. Most payers are now very internally focused with their HIPAA compliance efforts, and as a result we do not anticipate a lot of new payer connections being granted in the industry. In contrast, we see payers making the decision to actually REDUCE their overall numbers of connections to concentrate their connectivity with fewer, higher quality partners who can deliver HIPAA compliance. We think this is a tremendous opportunity for ProxyMed. Today we generally only have a physician claims and encounter connection with our payers. Therefore we are focusing our sales efforts over the next few quarters on cross-selling our existing 394 payers to add hospital and dental claims, real-time transactions and our FOCUS program for converting small physician offices from submitting on paper to submitting electronically. With our strong existing payer relationships, and with our Aetna implementation as a benchmark reference, we think this payer cross-sell opportunity will be significant for us.

         Since Judd has already discussed the financial results for the third quarter, I'd like to focus on the important building blocks we accomplished in the quarter, and how that translates into improved results for the fourth quarter. One of the biggest accomplishments of course was signing the Aetna contract. As you will recall, we signed a national contract with Aetna on July 1st for a complete suite of physician and hospital transactions. I am very pleased to report that Aetna has been in production for physician claims since October 7th, and for hospital claims since October 11th. In addition to this success on the implementation side, we are also doing very well on the sales front. In the initial press release, we stated that in the first year of the agreement we anticipated sending Aetna over 7 million electronic transactions. I am pleased to report that we are already on track to exceed that number, which I will explain in detail.

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     Having Aetna in production on a direct basis drives several major improvements to our transaction volume and financials. First, ProxyMed has been sending approximately 250,000 claims per month to Aetna through another connection. Under our new contract, we have moved of course to a direct connection, which carries significantly better reimbursement rates. Second, we have already signed contracts with other partners totaling over 350,000 Aetna claims per month, with additional contracts in various final stages of negotiations. The currently contracted partners will have the majority of their volume migrated to us during this month, with additional volume from them and from the remaining contracts coming on board in November and December. Finally, the addition of the remaining Aetna transactions (eligibility, referrals, claims status and ERA) over the rest of the quarter will also drive additional growth. We estimate that the net effect of Aetna will drive additional EBITDA in the fourth quarter of between $85,000 (based on what is already contracted) and $150,000 (based on our total pipeline).

     In addition to Aetna, we had a very successful third quarter for new business. Along with our record setting 2,900 new physicians, we also signed a number of contracts with larger billing services, physician groups and strategic partners. On the 12 largest contracts, we did experience a significant delay in the legal contracting cycle as everyone struggled with how to handle HIPAA liability for the first time. In fact, on average these contracts closed more than 90 days later than originally planned, which means they did not have a chance to impact the third quarter. However, they are in the door now, and represent over 1.0 million transactions on a monthly basis at full ramp.

     In addition to these contracting delays, I have to admit that over the past quarter we also had a bit of a bottleneck in implementation due to our dedicated focus on the Aetna implementation for most of August and especially September. However, with Aetna now in production, implementation is back to its normal schedule, and we should add at least $90,000 to $110,000 in EBITDA in Q4 from these signed contracts.

     On the acquisition side, in the fourth quarter we will have three full months of MDIP (vs. two months in the third quarter), and three full months of Claimsnet (vs. a partial month in the third quarter). This will add approximately $85,000 to 100,000 in incremental EBITDA.

     Finally, Q4 is traditionally a strong quarter for encounters and for overall claims submission as providers seek to close out the fiscal year with all filings up to date

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     Shifting now to Prescription Services, the big news during the quarter was the signing of our national connectivity agreement with Rite Aid. One of the nation's largest pharmacy chains with over 3,500 stores, Rite Aid adds significant presence in a number of new markets, such as San Francisco, where ProxyMed already has a large base of customers for our financial products, and Michigan. We anticipate that Rite Aid will be in production by the end of November, although it will not add a significant amount of revenue in the fourth quarter. The bigger source of Q4 growth will instead be from our just announced relationship with SureScript, which provides for financial sponsorship of the first year's subscription fee for up to 3,000 physicians. This sponsorship should allow us to greatly accelerate the signing of new physicians, and in fact, we have already signed up over 100 new physicians in the first few weeks, with some very large groups in the pipeline.

     Turning now to Lab Communication Solutions, we had a solid quarter on the technology and services side. We continue to make steady progress in enrolling customers in our subscription-based FleetWatch service, with another 330 physician offices enrolled during the quarter. This brings our total sales to over 1,500 offices since January of this year. In addition, for the past three years we have been providing services to half of Quest Diagnostics (the former SmithKline Beecham business) under a subcontract with another party. That subcontract has expired and we are now providing our services on a direct basis to all of Quest Diagnostics. We hope that this will allow us to forge a closer service and support relationship with this important customer, who is the largest lab in our industry, and getting larger through acquisitions.

     In fact, let me take a minute to talk about the changing dynamics in our lab customer base. When we began the year, our top 6 customers, in alphabetical order, were Ameripath, AML, Dynacare, LabCorp, Quest Diagnostics, and Unilab. Assuming that the pending acquisition of Unilab by Quest closes, then we will have seen our top 6 customers combine to become our top three. As you can imagine, all this activity has caused various delays and disruptions in normal ordering patterns for our products. The LabCorp-Dynacare merger in particular slowed business this year, as we assisted LabCorp in converting the Dynacare fleet rather than forcing the sales of replacement reporting devices. While this hurt us in the short run, this cooperation has been much appreciated by LabCorp and has solidified our relationship. In addition, we're starting to realize new gains in product business with Quest. Quest, Unilab and AML business, on a consolidated basis, has increased 62% year to date, and in Q3 was up over

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108% to Q3 last year. So as you can see, the disruptions caused by these mergers is gradually resolving itself, with Key retaining our position as the sole or largest supplier to both Quest and LabCorp.

     Primarily as a result of these merger-related disruption, revenues and EBITDA were basically flat to slightly down over both the prior quarter and over the same period last year.

     Looking ahead to the fourth quarter, this is historically a difficult quarter due to the exhaustion of capital budgets at our customers. However, we believe that the turnaround in device orders from Quest Diagnostics will continue as we fulfill orders for pent-up demand created by these consolidations. In addition, this quarter we are completing the first phase rollout of a new color results reporting device for a leading anatomic pathology laboratory. Based on the initial success to date, we anticipate that this offering will be rolled out to the remaining regions beginning late this year and on into the first quarter of 2003. We have also been working hard to build the services and contract manufacturing business, as I was just discussing, which helps to mitigate these historical quarterly swings in product orders. It is rather early still in the quarter, but the initial signs are promising that revenue will be steady compared to the third quarter and will not suffer the typical drop-off.

Michael Hoover:

     I admit that I am somewhat challenged to summarize the quarter. Overall, I am very pleased with the performance of our team, especially as we look back at where we have come from. We find ways to meet our goals, such as our EPS consensus guidance for the quarter. However, we can't avoid the fact that although we did meet our EPS consensus, we fell short on the operating line. I absolutely do not believe that this shortfall reflects any weakness in our business model or our market position, and I'd like to take a minute to discuss this.

     Our company has made tremendous progress over the past 4 short quarters. Revenue is up over 20% from the prior period. EBITDA has gone from a long-standing negative number to breaking the $1 million dollar mark for the first time. We have delivered 2 consecutive quarters of positive and increasing EPS. Our balance sheet and capital structure have gone from a

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complex mess to a debt free balance sheet with $24 million in cash. Financially, we are in the best shape ever.

     Our operational metrics are equally strong. Our transaction run rate has increased from 94 million to over 119 million. We have signed up an additional 10,000 doctors, growing our direct physician customer base from 60,000 to 70,000. And our payer connectivity has exploded from 333 to almost 400.

     In addition to signing up all these new physicians, we have been able to sell more services to our existing customers. Over the past year we've grown our services per physician from 1.3 to 2.05, proving that our cross-selling model works. In addition, we've been able to make some small but smart acquisitions. We've made these acquisitions with cash, causing no dilution to our shareholders, and we've been able to integrate them quickly. All this proves to me that our focused business model is working, and that it is sustainable over the next three to five years.

     Looking ahead, we have a lot of new business already in hand that is coming on stream in the fourth quarter. Taking our Q3 exit rate and adding the specific items Nancy discussed, which included our new direct connection to Aetna and pull-through of our large backlog, we already have clear visibility for $13 million in revenues and $1.3 million in EBITDA for Q4, with identified opportunities totaling up to another $ 1 million in revenue and $600,000 in EBITDA, for a potential total of $14 million in revenue and $1.9 million in EBITDA. This translates into an EPS range of $0.09 to $0.17 per share. We certainly have a lot of work to do to meet the high end of our range, but the team is 100% focused on what needs to happen.

     With regards to our outlook for 2003, we will have our budgets complete by late November and will provide an update at that time.

     We remain confident of our ability to grow revenue on an annual basis at 20-30 percent, and to grow EBITDA and EPS at 50 to 100 percent.

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